UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2024

SPECTRAL AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40058	85-3987148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, Suite 1000 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 499-4934

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MDAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock, at an exercise price of $11.50 per share	MDAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The board of directors (the “Board”) of Spectral AI, Inc., a Delaware corporation (the “Company”) appointed Dr. J. Michael DiMaio to serve as director on the Company’s Board, effective immediately. Dr. Michael DiMaio is one of the Company’s founders and previously served as the Company’s Chief Executive Officer and Chairman of the Board of Directors from 2011 to 2020. In 2020, he exited his positions with the Company and amicably resolved a dispute that had arisen at that time. He is the Chief of Staff and a practicing board-certified general, cardiac and thoracic surgeon at Baylor Scott & White-The Heart Hospitals, one of the busiest cardiovascular programs in the United States. Currently the hospitals that he oversees are rated with the highest quality scores by the Society of Thoracic Surgeons, Society of Vascular Surgery, and the American College of Cardiology. He supervises more than 650 physicians across six facilities that perform approximately 25,000 cardiovascular procedures annually.

Dr. DiMaio earned his medical degree from the University of Miami and completed his internal medicine, general surgery, and cardiothoracic surgery residencies at Duke University Medical Center and performed research under an NIH-sponsored grant. He has been elected or served as a member on many distinguished medical organizations including the American Surgical Association, Society of Thoracic Surgeons, American College of Surgeons, American Association of Thoracic Surgery, American Heart Association, American Burn Association, International Society of Heart and Lung Transplantation, American Society of Transplant Surgeons, and the Southern Thoracic Surgical Association.

He has authored nearly 500 peer-reviewed publications and abstracts and directs a research group that has produced over 1000 publications in medical journals that include JAMA, New England Journal of Medicine, Lancet, Science, and Circulation. Dr. Michael DiMaio has served as an editorial board member or reviewer for some the most prestigious medical journals in the world and has served as a grant reviewer for the National Institutes of Health (NIH), the American Heart Association, and the U.S. Department of Defense in an addition to serving on international medical guideline committees.

In clinical trials, he has been the principal investigator for numerous medical drugs and devices that have received FDA approval and commercialization. He has been awarded over $150 million funding from the NIH, the American Heart Association, the National Science Foundation, the U.S. Department of Defense, the Department of Health and Human Services, and the Biomedical Advanced Research Development Authority (BARDA). Currently, he oversees more than 120 clinical trials at the Baylor Scott & White Research Institute and serves as Chairman of the Cardiovascular Research Review Committee for the health care system.

Item 7.01.	Regulation FD Disclosure.

On February 12, 2024, the Company issued a press release announcing the appointment of Dr. J. Michael DiMaio as a director on the Company’s Board, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Spectral AI, Inc. on February 12, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2024

SPECTRAL AI, INC.

By:	/s/ Wensheng Fan
Name:	Wensheng Fan
Title:	Chief Executive Officer

2